EXHIBIT 99.1

Heron Therapeutics, Inc. Announces Pricing of Underwritten Offering of Common Stock

REDWOOD CITY, Calif. – (BUSINESS WIRE) – June 10, 2015 – Heron Therapeutics, Inc. (NASDAQ: HRTX), a biotechnology company, today announced the pricing of an underwritten offering of 4,800,000 shares of its common stock, offered at a price of $24.75 per share. Heron Therapeutics, Inc. has granted the underwriters a 30-day option to purchase up to an additional 720,000 shares of common stock. The offering is expected to close on or about June 15, 2015, subject to customary closing conditions. Jefferies LLC, Leerink Partners LLC and Cowen and Company, LLC are acting as joint book-runners for the offering. JMP Securities LLC, Brean Capital, LLC and Noble Life Science Partners are acting as co-managers for the offering.

The gross offering size will be approximately $119 million before deducting customary underwriting discounts and commissions and offering expenses. Heron Therapeutics, Inc. intends to use the net proceeds from the underwritten offering primarily for general corporate purposes, which include, but are not limited to, the commercial launch of SUSTOL® (granisetron injection, extended release), if approved, funding the company’s ongoing and future clinical trials, preclinical development work, and for general and administrative expenses, or other product development activities.

The securities described above are being offered pursuant to shelf registration statements (File Nos. 333-195928 and 333-198862), which were declared effective by the United States Securities and Exchange Commission (“SEC”) on May 23, 2014 and October 6, 2014, respectively. The securities described above have not been qualified under any state blue sky laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. The offering can be made only by means of a prospectus, copies of which may be obtained at the SEC’s website at www.sec.gov, or by request at Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, telephone: (877) 547-6340, e-mail: Prospectus—Department@Jefferies.com.

Source: Heron Therapeutics, Inc.

Investor Relations Contact:
Heron Therapeutics, Inc.
Jennifer Capuzelo, 858-703-6063
Sr. Manager, Investor Relations
jcapuzelo@herontx.com

and

Corporate Contact:
Heron Therapeutics, Inc.
Brian Drazba, 858-703-6065
Vice President, Finance and Chief Financial Officer